UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2008
SS&C Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-135139	06-1169696

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

80 Lamberton Road, Windsor, CT	06095

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 298-4500

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 15, 2008, Todd R. Newnam resigned from the board of directors (the “Board”) of SS&C Technologies, Inc. (the “Company”) and the board of directors of its parent company, SS&C Technologies Holdings, Inc. (“Holdings”), both effective immediately. Mr. Newnam was a member of the Audit Committees of the Company and Holdings.
     On May 15, 2008, the Board elected Campbell (Cam) R. Dyer as a director of the Company, and the board of directors of Holdings elected Mr. Dyer as a director of Holdings. Mr. Dyer was appointed to the Audit Committees of both the Company and Holdings.
     Mr. Dyer currently serves as a Principal in the Technology Buyout Group of The Carlyle Group (“Carlyle”), which he joined in 2002. Prior to joining Carlyle, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners (now Chicago Growth Partners) and an investment banking analyst in the M&A Group of Bowles Hollowell Conner & Co. (now Wachovia Securities). He also serves on the board of directors of Open Solutions, Inc.
     As of March 31, 2008, affiliates of Carlyle (the “Carlyle Stockholders”) held 38,355,712 shares of the common stock of Holdings, or 72.1% of the outstanding shares of Holdings’ common stock. The Carlyle Stockholders, Holdings and William C. Stone, the chief executive officer of the Company and Holdings (each, individually, a “Stockholder,” and collectively, the “Stockholders”), are parties to a Stockholders Agreement, dated as of November 23, 2005, as amended (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, the Carlyle Stockholders are entitled to nominate four directors to the six-member board of directors of Holdings, and each Stockholder agrees to vote all shares of common stock owned or held of record by such Stockholder to elect such nominees. In the event of the resignation of a director designated by the Carlyle Stockholders, each Stockholder agrees to vote all shares of common stock owned or held of record by such Stockholder for the individual designated by the Carlyle Stockholders to fill such vacancy. Mr Dyer is one of the nominees of the Carlyle Stockholders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES, INC.
Date: May 20, 2008	By:	/s/ Patrick J. Pedonti
Patrick J. Pedonti
Senior Vice President and Chief Financial Officer